UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934



                            SHERIDAN HEALTHCARE, INC.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    823781109
                                 (CUSIP Number)

                                  March 4, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 823781109                    Schedule 13G            Page 2 of 5 Pages



1        NAME OF REPORTING PERSON                          Michael Cavenee, M.D.
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE        ###-##-####
         PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  |_|
                                                                   (b)  |_|

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States


    NUMBER OF       5    SOLE VOTING POWER                  403,560

      SHARES

   BENEFICIALLY     6    SHARED VOTING POWER                0

     OWNED BY

       EACH         7    SOLE DISPOSITIVE POWER             0

    REPORTING

   PERSON WITH      8    SHARED DISPOSITIVE POWER           403,560



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    403,560

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    5.1%

12       TYPE OF REPORTING PERSON*

                                    IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 823781109                    Schedule 13G            Page 3 of 5 Pages


Item 1.

         (a)      Name of Issuer:
                  --------------

                  Sheridan Healthcare, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  4651 Sheridan Street
                  Suite 400
                  Hollywood, Florida  33021


Item 2.

         (a)      Name of Person Filing:
                  ---------------------

                  Michael Cavenee, M.D.

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  5128 Corinthian Bay
                  Plano, Texas  75093

         (c)      Citizenship:
                  -----------

                  United States

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $.01 par value

         (e)      CUSIP No.:
                  ---------

                  823781109

Item 3.           Section Pursuant to Which This Statement is Being Filed.
                  -------------------------------------------------------

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box |X|.

Item 4.           Ownership.
                  ---------

                  The following information relates to the reporting person's ownership of Common Stock, $.01 par value, of the issuer as of March 4, 1998.

CUSIP No. 823781109                    Schedule 13G            Page 4 of 5 Pages


         (a)      Amount Beneficially Owned:
                  -------------------------

                  403,560

         (b)      Percent of Class:
                  ----------------

                  5.1%

         (c)      Number of Shares as to Which Such Person Has:
                  --------------------------------------------

                    (i)  Sole power to vote or to direct the vote:

                                    403,560

                    (ii) shared power to vote or to direct the vote:

                                    0

                    (iii) sole power to dispose or to direct the disposition of:

                                    0

                    (iv) shared  power to dispose  or to direct the  disposition of:

                                    403,560

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                  Not applicable.

Item 6.           Ownership of  More  than Five  Percent on  Behalf  of  Another
                  --------------------------------------------------------------
                  Person.
                  ------

                  Not Applicable.

Item 7.           Identification  and  Classification  of  the  Subsidiary Which
                  --------------------------------------------------------------
                  Acquired the Security Being  Reported on by the Parent Holding
                  --------------------------------------------------------------
                  Company.
                  -------

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable.

CUSIP No. 823781109                    Schedule 13G            Page 5 of 5 Pages


Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                  Not Applicable.

Item 10.          Certification.
                  -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 13, 1998




                                                /s/ Michael Cavenee, M.D.
                                                --------------------------------
                                                MICHAEL CAVENEE, M.D.